Exhibit 10.2

November 17, 2024

XTI Aerospace, Inc.
8123 InterPort Blvd., Suite C

Englewood, Colorado 80112

Attention: Scott Pomeroy, CEO

Re: Letter Agreement

Dear Scott,

This letter agreement (“Letter Agreement”) is delivered in connection with that certain Consent Waiver and Release, dated November 17, 2024 (the “Consent”), by and among 3AM Investments LLC (“3AM”), Streeterville Capital, LLC and XTI Aerospace, Inc., formerly Inpixon (“XTI”), and serves as XTI’s understanding and acknowledgment that the Consent provided by 3AM is delivered in reliance upon the agreements set forth herein by and between the Company and the undersigned parties signatory to this Letter Agreement. Nadir Ali is the Managing Member of Grafiti Group LLC, which is the managing Member of Grafiti LLC. In the event that XTI breaches the terms and conditions of this Letter Agreement or fails to satisfy the conditions or obligations described herein, the Consent provided by 3AM shall be deemed to be void ab initio.

In consideration for good and valuable consideration, the receipt and sufficiency, which is hereby acknowledged, the undersigned parties agree as follows.

1. Equity Purchase Agreement, dated as of February 16, 2024 (the “Equity Purchase Agreement”), by and among XTI, Grafiti LLC (“Grafiti”) and Grafiti Group LLC (“Buyer”) - Waiver of Certain Future Payments

Nadir Ali is the Managing Member of Buyer, which is the managing Member of Grafiti. Effective immediately upon execution of this Letter Agreement, XTI agrees that Section 2.2 of the Equity Purchase Agreement shall hereby be revised as follows to remove inclusion of any Net Income After Taxes in the Purchase Price (the “Waiver”):

2.2 Purchase Price. The aggregate purchase price for all of the Purchased Interest (the “Purchase Price”) shall be equal to: (a) the aggregate amount of one million ($1 million~~); plus (b) fifty percent (50%) of Net Income After Taxes, if any, calculated as of each Installment Measurement Date;~~ minus (~~cb~~) the amount of Transaction Expenses assumed or otherwise discharged by Company or Buyer, if any, and required to be paid by Seller pursuant to this Agreement; plus or minus (~~d~~c) the amount of the Working Capital Adjustment. The Purchase Price shall be payable in cash as Installments following the Closing, by wire transfer or delivery of otherwise immediately available funds in accordance with the procedures set forth in Section 2.9.

2. Nadir Ali Severance Payment

XTI further agrees to pay an amount equal to $426,006.00 representing amounts that remain outstanding and payable to Mr. Nadir Ali in accordance with the terms of that certain Amended and Restated Employment Agreement, dated as of May 15, 2018, as further amended on March 22, 2024, by and between XTI and Nadir Ali (the “Employment Agreement”), with payment to be made in full no later than November 19, 2024 (the “Severance Payment”). In addition, XTI will pay an amount equal to $60,000 representing the total monthly cash service fee currently outstanding and payable pursuant to that certain Consulting Agreement dated March 12, 2024, by and between XTI and Nadir Ali (the “Consulting Agreement”), no later than November 19, 2024 (the “Consulting Payment”).

Nadir Ali and 3AM hereby agree to waive any past breach of or failure to perform any of XTI’s covenants, obligations, conditions or agreements contained in the Employment Agreement and the Consulting Agreement relating to the Severance Payment and the Consulting Payment as applicable.

The foregoing Waiver is limited in effect and, except as specifically set forth above, shall apply only as expressly set forth in this Letter Agreement and shall not constitute a consent, waiver, modification, approval or amendment of any other provision of the Equity Purchase Agreement.

This Letter Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Letter Agreement by signing any such counterpart. Delivery of an executed counterpart of this Letter Agreement by facsimile, electronic signature or by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Letter Agreement.

Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

This Letter Agreement and all matters arising out of or relating to this Letter Agreement shall be governed by, and construed in accordance with, the law of the State of Nevada, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

Please indicate your acceptance of the terms above by signing below.

Sincerely,

Nadir Ali, on behalf of himself

and on behalf of

3AM Investments LLC

Grafiti Group LLC, and

Grafiti LLC,

as Managing Member thereof

Signature:	/s/ Nadir Ali	11/17/2024

Accepted and Agreed to by:
For and on behalf of XTI Aerospace, Inc.

Signature:	/s/ Scott Pomeroy
Name:	Scott Pomeroy
Title:	CEO
Date:	11.17.24